EXHIBIT 16.1

July1,2013

Securities and Exchange Commission 100 F Street N.E.

Washington , D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 28, 2013, to be filed by our former client, Hollywood Entertainmen t EDU Holding, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

EFP ROTENBERG, LLP

Very truly yours,

/gt

 280 Kenneth Drive, Suite 100 I Rochester, N Y 14623 I 585.427.8900 I TF 800.546.7556 I 585.427 .8947 I info@EFPRotenberg.com I EFPRotenberg.com

280 Kenneth Drive, Suite 100 I Rochester, N Y 14623 I 585.427.8900 I TF 800.546.7556 I 585.427 .8947 I info@EFPRotenberg.com I EFPRotenberg.com